Exhibit 10.1

Execution version

15 May 2018

SENIOR SECURED REVOLVING LOAN FACILITY AGREEMENT

between

BORR DRILLING LIMITED
as borrower

BORR JACK-UP I INC.
BORR IDUN LIMITED (flca BORR JACK-UP X LIMITED)
BORR JACK-UP XIV INC.
PROSPECTOR RIG 1 CONTRACTING COMPANY S.A.R.L.
PROSPECTOR RIG 5 CONTRACTING COMPANY S.A.R.L.
as guarantors

PROSPECTOR OFFSHORE DRILLING S.A.R.L.
as security provider

THE FINANCIAL INSTITUTIONS
listed in Schedule 1
as original lenders

DNB BANK ASA
as hedging bank

DNB BANK ASA
as bookrunner, underwriter and mandated lead arranger

DNB BANK ASA
as facility agent

USD200,000,000

WIKBORG│REIN

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INDEX

1	INTERPRETATION	5
2	THE FACILITY	20
3	PURPOSE AND APPLICATION	20
4	CONDITIONS OF UTILISATION	21
5	UTILISATION	21
6	REPAYMENT	22
7	PREPAYMENT AND CANCELLATION	23
8	INTEREST	26
9	INTEREST PERIODS	27
10	CHANGES TO THE CALCULATION OF INTEREST	27
11	FEES	28
12	TAX GROSS UP AND INDEMNITIES	29
13	INCREASED COSTS	33
14	OTHER INDEMNITIES	34
15	MITIGATION BY THE LENDERS	36
16	COSTS AND EXPENSES	36
17	SECURITY	37
18	GUARANTEE AND INDEMNITY	37
19	REPRESENTATIONS AND WARRANTIES	43
20	INFORMATION UNDERTAKINGS	48
21	FINANCIAL COVENANTS	50
22	GENERAL UNDERTAKINGS	52
23	RIG UNDERTAKINGS	58
24	EVENTS OF DEFAULT	63
25	CHANGES TO THE LENDERS	66
26	CHANGES TO THE OBLIGORS	70
27	THE ROLE OF THE AGENT	70
28	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	78
29	SHARING AMONG THE FINANCE PARTIES	78
30	PAYMENT MECHANICS	80
31	SET-OFF	82
32	SUBORDINATION OF INTRA-OBLIGOR LIABILITIES	82
33	NOTICES	83
34	CALCULATIONS AND CERTIFICATES	85
35	PARTIAL INVALIDITY	86

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36	REMEDIES AND WAIVERS	86
37	AMENDMENTS AND WAIVERS	86
38	DISCLOSURE OF INFORMATION AND CONFIDENTIALITY	87
39	COUNTERPARTS	89
40	GOVERNING LAW	89
41	CONFLICT	89
42	ENFORCEMENT	89

Schedules

1.	Lenders and Commitments	91

2.	Conditions Precedent Documents	92

3.	Form of Utilisation Request	96

4.	Form of Transfer Certificate	97

5.	Form of Compliance Certificate	99

6.	Rigs	101

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THIS AGREEMENT (the “Agreement”) is dated 15 May 2018 and made between:

(1)	BORR DRILLING LIMITED, of Thistle House 4, Burnaby Street, Hamilton HM 11, Bermuda, with company registration number 51741, as borrower (the “Borrower”);

(2)	BORR JACK-UP I INC., a company incorporated under the laws of the Republic of the Marshall Islands, having its registered address at Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH 96960;

BORR IDUN LIMITED (formerly known as Borr Jack-Up X Limited), an exempted company incorporated with limited liability in the Cayman Islands, having company number 274802 and its registered office at Maricorp Services Ltd., P.O.Box 2075, 31 The Strand, 46 Canal Point Drive, George Town, Grand Cayman KY1-1105, Cayman Islands;

BORR JACK-UP XIV INC., a company incorporated and registered in the British Virgin Islands with registered number 1633467 and whose registered office is at Craigmuir Chambers, P.O.Box 71, Road Town, Tortola, VG1110, British Virgin Islands;

PROSPECTOR RIG 1 CONTRACTING COMPANY S.A.R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B168393 and having its registered office at 37, Val Saint André, L-1128 Luxembourg, Grand Duchy of Luxembourg; and

PROSPECTOR RIG 5 CONTRACTING COMPANY S.A.R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B178375 and having its registered office at 37, Val Saint André, L-1128 Luxembourg, Grand Duchy of, Luxembourg,

as guarantors (the “Guarantors”);

(3)
PROSPECTOR OFFSHORE DRILLING S.A.R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B153772 and having its registered office at 37, Val Saint André, L-1128 Luxembourg, Grand Duchy of Luxembourg as security provider (the “Security Provider”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as original lenders (the “Original Lenders”);

(5)	DNB BANK ASA, Dronning Eufemias gate 30, 0191 Oslo, Norway as hedging bank (the “Hedging Bank”); and

(6)	DNB BANK ASA, Dronning Eufemias gate 30, 0191 Oslo, Norway, as underwriter, bookrunner, mandated lead arranger and facility agent (the “Agent”).

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IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Approved Accounting Principles” means generally accepted accounting principles in the United States of America, including IFRS.

“Approved Brokers” means Fearnleys, Clarkson Valuations Limited, IRS, Pareto Shipbrokers and/or any other ship broker approved by the Agent.

“Approved Classification Society” means DNV GL Group AS, American Bureau of Shipping, Bureau Veritas and Lloyd’s Register Group Limited and/or any other classification society approved by the Lenders.

“Approved Ship Registers” means the Vanuatu International Ship Registry, the Liberian Registry, Bahamas, Bermuda, Cyprus, Denmark, Germany, United Kingdom, Hong Kong, Isle of Man, Cayman Islands, Malta, the Marshall Islands, the Netherlands, Norway, Panama and Singapore and any other jurisdictions approved by the Lenders.

“Assignment Agreements” means the assignment agreements in respect of:

(i)	a first priority assignment of the Earnings;

(ii)	a first priority assignment of the Insurances;

(iii)	a first priority pledge over the Earnings Accounts; and

(iv)	a first priority assignment of Intra-Group Loans (if applicable),

entered into between the Borrower and/or an Obligor (as applicable) and the Agent (on behalf of the Finance Parties) at any time during the Loan term, in such form and substance as the Agent may require.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one (1) month prior to the Termination Date.

“Available Commitment” means a Lender’s Commitment minus the amount of its participation in any outstanding Loans.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Break Costs” means the amount (if any) by which:

(i)
the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

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exceeds:

(ii)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Oslo, New York and London in relation to any payment to be made in USD.

“Change of Control” means:

(i)
if any person or group of persons acting in concert owns more than 1/3 of the total amount of shares or are able to vote for more than 1/3 of the voting shares in the Borrower, other than Tor Olav Trøim and a person or group of persons collaborating or acting in concert with Tor Olav Trøim; and/or

(ii)	Tor Olav Trøim ceases to own (directly or indirectly) at least 30,000,000 ordinary shares in the Borrower as adjusted in the event of a split or reverse split of the shares in the Borrower; and/or

(iii)	Tor Olav Trøim ceases to be a member of the board of directors of the Borrower.

For the purpose of the definition of “Change of Control”, “Tor Olav Trøim” means Mr Tor Olav Trøim, companies controlled by him and/or any trust created for the benefit of him (including companies controlled by it).

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(i)
in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it under this Agreement; and

(ii)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Confidential Information” means all information relating to any Obligor, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)           any Obligor or any of its respective advisers or Affiliates; or

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(b)           another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Obligor or any of its respective advisers or Affiliates, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)
is or becomes public information other than as a direct or indirect result of any breach by that Finance Party or any of its Affiliates of Clause 38 (Disclosure of information and confidentiality) (for the avoidance of doubt, the disclosure of information by any Obligor or any of its respective advisers or Affiliates to any of its other creditors will not cause such information to become public information); or

(B)	is identified in writing at the time of delivery as non-confidential by any Obligor or any of its respective advisers or Affiliates; or

(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Obligors and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

(ii)	any Reference Bank Rate.

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(i)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(ii)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(A)	from performing its payment obligations under the Finance Documents; or

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(B)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to any Guarantor which arise out of the use of or operation of any of the Rigs, including (but not limited to):

(i)	all freight, hire and passage moneys payable to a Guarantor as a consequence of the operation of the Rig;

(ii)
any claim under any guarantee in respect of any charterparty, pool agreement or other contract of employment entered into by a Guarantor in respect of the Rig or otherwise related to freight, hire or passage moneys payable to a Guarantor as a consequence of the operation of the Rig;

(iii)	compensation payable to a Guarantor in the event of any requisition of the Rig or for the use of the Rig by any government authority or other competent authority;

(iv)	remuneration for salvage, towage and other services performed by the Rig and payable to a Guarantor;

(v)	demurrage and retention money receivable by a Guarantor in relation to the Rig;

(vi)	all moneys which are at any time payable under the insurances in respect of loss of Earnings;

(vii)
if and whenever the Rig is employed on terms whereby any moneys falling within (i) to (v) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Rig; and

(viii)	any other money whatsoever due or to become due to a Guarantor from third parties in relation to the Rig.

“Earnings Accounts” means any bank accounts in the name of a Guarantor with the Agent as account bank into which all Earnings and insurance proceeds are paid directly in accordance with Clause 22.24 (ii).

“Environmental or Social Claim” means any claim by any governmental, judicial or regulatory authority, litigation, arbitration or administrative proceedings, or formal notice or investigation by any person in respect of any Environmental or Social Law.

“Environmental or Social Law” means any applicable law or regulation, convention or treaty in any jurisdiction in which the Borrower and/or any manager conduct business which relates to:

(i)	the pollution or protection of the environment;

(ii)	the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

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(iii)	the labour or health and safety conditions of the workplace, including employee relations;

(iv)
the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the environment, including, without limitation, any waste; or

(v)
operations in environmentally or socially sensitive areas, including but not limited to, National Parks and other protected areas identified by national or international law, sensitive locations or critical habitats of international, national or regional importance, such as the arctic, wetlands, forests or other areas with high biodiversity value, sites that are critical for rare, vulnerable, migratory or endangered species (as defined by the IUCN Red List of Threatened Animals), areas of archaeological or cultural significance, areas of importance for indigenous peoples or other vulnerable groups, and areas, which affected, would have significant impacts on livelihoods, or other fundamental human rights.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental or Social Law for the operation of the business of the Borrower or any member of the Group conducted on or from the properties owned or used by the Borrower or any member of the Group.

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“EU Ship Recycling Regulation” means Regulation (EU) No. 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No. 1013/2006 and Directive 2009/16/EC.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Facility” means the senior secured revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means:

(i)
the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(ii)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“FATCA” means:

(i)	sections 1471 to 1474 of the Code or any associated regulations;

(ii)
any treaty, law, regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

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(iii)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(i)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(ii)
in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(iii)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters between the Agent and the Borrower setting out any of the fees relating to this Agreement referred to in Clause 11 (Fees) and any other document designated as such by the Agent and the Borrower.

“Finance Document” means this Agreement, any Compliance Certificate, any Hedging Agreement, any Security Document, any Fee Letter, any Utilisation Request, and any other document designated as such by the Agent and the Borrower.

“Finance Parties” means the Agent, the Hedging Bank and the Lenders.

“Financial Indebtedness” means any indebtedness for or in respect of:

(i)	moneys borrowed;

(ii)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(iii)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iv)
the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Approved Accounting Principles, be treated as a balance sheet liability (other than in respect of any lease or hire purchase contract which would, in accordance with the Approved Accounting Principles in force prior to the date of this Agreement, have been treated as an operating lease);

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(v)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(vi)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(vii)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(viii)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(ix)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) to (viii) above.

“Group” means the Borrower and all its Subsidiaries.

“Hedging Agreement” means any agreement entered into or to be entered into between an Obligor for the hedging of the interest rate or currency exposure of that Obligor or any part thereof, or any other derivative products that Obligor has or may have with the Hedging Bank.

“Holding Company” means, in relation to any company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Insurance Report” means a signed report prepared by an independent insurance consultant selected by the Agent in form and substance satisfactory to the Agent and at the Borrower’s expense, confirming in accordance with market practice inter alia full details of the insurance in place for the Rigs, the identity of each insurance company, underwriter and/or club providing such insurance and further confirming that adequate insurance is in place in respect of the Rigs and that such insurance is consistent with the terms of Clause 23.1 (Insurances).

“Insurances” means, in relation to a Rig, all policies and contracts of insurance (which expression includes all entries of a Rig in a protection and indemnity or war risk association) which are from time to time in place or taken out or entered into by or for the benefit of a Guarantor (whether in the sole name of a Guarantor or in the joint names of a Guarantor and any other person) in respect of a Rig or otherwise in connection with a Rig and all benefits thereunder (including claims of whatsoever nature and return of premiums).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Intra-Group Loans” means any current or future loan or inter-company balance between a Guarantor as borrower and another member of the Group as lender.

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“Inventory of Hazardous Material” (previously known as a green passport) means a statement of compliance issued by the relevant classification society/shipyard which includes a list of any and all materials known to be potentially hazardous utilised in the construction of the Rigs.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Labour or Human Rights Claim” means any claim by any governmental, judicial or regulatory authority, litigation, arbitration or administrative proceedings, or formal notice or investigation by any person which arises out of, in relation to the Rigs, any incidents related to labour disputes or human rights issues, included, but not limited to, fatalities or major injuries to staff or contractors or the general population, major labour strikes or demonstrations and fines/sanctions from relevant authorities.

“Legal Reservations” means:

(i)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(ii)	the time barring of claims under any applicable law and defences of set-off or counterclaim;

(iii)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(iv)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered pursuant to Clause 4.1 (Initial conditions precedent).

“Lender” means:

(i)	any Original Lender; and

(ii)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means in relation to any Loan:

(i)	the applicable Screen Rate; or

(ii)
(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean (rounded upward to four decimal places) of the rates per annum, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the relevant interbank market, as of 11:00 a.m. London time on the applicable Quotation Day for the offering of deposits in USD for a period equal in length to the Interest Period of that Loan and if, in either case, that rate or such arithmetic mean is less than zero, LIBOR shall be deemed to be zero.

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“Loan” means a loan made or to be made under a Facility or the principal amount outstanding for the time being of that loan.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Majority Lenders” means if there are no Loans, a Lender or Lenders whose Commitment aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduces to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction.

“Managers” means any company being part of the Group, when acting as commercial and/or technical managers of the Rigs or any of them.

“Margin” means:

(i)	from the date of this Agreement and up to 14 months after the first Utilisation Date: [***] per cent. per annum;

(ii)	from the period commencing 14 months after the first Utilisation Date and until 19 months after the first Utilisation Date:[***] per cent. per annum; and

(iii)	from the period commencing 19 months after the first Utilisation Date and at all times thereafter: [***] per cent. per annum.

“Market Value” means, in relation to a Rig, the average fair market value of the Rig determined by calculating the arithmetic mean of two independent valuations of the Rig obtained from two Approved Brokers. Such valuation to be denominated in USD.

If such valuations differ by a margin of more than 10% of the lowest valuation, then a third Approved Broker shall provide a valuation and the Market Value shall be the average of the three valuations.

All valuations to be made on the basis of a sale for prompt delivery, for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is where is” basis free of any existing charter or other contract of employment and/or pool arrangements.

“Material Adverse Effect” means a material adverse effect on:

(i)	the business, operations, property or condition (financial or otherwise) of an Obligor and/or the Group; or

(ii)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(iii)
the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

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“Mortgages” means, collectively, a first priority cross-collateralized mortgage in respect of each Rig, each in the amount of [***] (and a declaration of pledge or a deed of covenants collateral thereto if required by the Agent or by the law of the relevant jurisdiction) executed or to be executed and recorded by the relevant Guarantor against the relevant Rig in an Approved Ship Register in favour of the Agent (on behalf of the Finance Parties), in such form and substance as the Agent (on behalf of the Finance Parties) may require.

“Obligors” means the Borrower, the Security Provider and the Guarantors.

“Original Financial Statements” means the audited consolidated financial statements of the Borrower for the financial year ended 31 December 2017.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.

“Party” means a party to this Agreement.

“Pre-Approved New Lender List” means the list of entities set out in Schedule 7.

“Quotation Day” means in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in USD for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means such banks as may be appointed by the Agent in consultation with the Borrower and approved by the Lenders.

“Repayment Instalment” means each repayment instalment payable as set out in Clause 6.1 (Repayment of Loans).

“Repeating Representations” means each of the representations set out in Clause 19.1 (Status) to 19.6 (Governing Law and Enforcement), Clause 19.10 (No misleading information), Clause 19.12 (Pari passu ranking), Clause 19.18 (Sanctions), Clause 19.19 (Ranking) and Clause 19.23 (Accounting reference date).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed or advised by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means in relation to an Obligor:

(i)	its Original Jurisdiction;

(ii)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(iii)	any jurisdiction where it conducts its business; and

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(iv)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Person” means:

(i)	the Obligors and each of their Subsidiaries and Joint Ventures;

(ii)	any Manager; and

(iii)	each of their respective directors, officers and employees.

“Replacement Rig” means one or more jack-up rigs:

(i)	with in aggregate an equal or greater Market Value than the relevant Rig(s) to be replaced;

(ii)	built in the same year or after the Rig(s) to be replaced;

(iii)	that is/are classed with an Approved Classification Society and registered with an Approved Ship Register; and

(iv)	that is otherwise acceptable to the Lenders (acting reasonably).

“Restricted Party” means a person that is:

(i)	listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or

(ii)	located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or

(iii)	directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in (i) and/or (ii) above.

“Rigs” mean, collectively, the rigs listed in Schedule 6 (Rigs) and any Replacement Rigs, and “Rig” means any of them.

“Sanctions” means any applicable (to any Relevant Person and/or a Finance Party as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes.

“Sanctions Authority” means the Norwegian State, the United Nations, the United Kingdom, the European Union, the Member States of the European Union, the United States of America, and any authority acting on behalf of any of them in connection with Sanctions.

“Sanctions List” means:

(i)	the lists of Sanctions designations and/or targets maintained by any Sanctions Authority; and/or

(ii)	any other Sanctions designation or target listed and/or adopted by a Sanctions Authority,

in all cases, from time to time.

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“Screen Rate” means, in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period displayed on the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means each of the documents referred to in Clause 17 (Security) and all such other documents which may be executed by the Obligors or any other relevant member of the Group at any time in favour of the Agent or any of the Finance Parties directly as security for the obligations of the Obligors under the Finance Documents or any of them.

“Share Pledge Agreement A” means an agreement dated on or about the date hereof creating security over 100 per cent. of the shares owned by the Borrower in Borr Jack-Up I Inc., entered into between the Borrower and the Agent in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Share Charge Agreement B” means a share charge dated on or about the date hereof creating security over 100 per cent. of the shares owned by the Borrower in Borr Idun Limited, entered into between the Borrower and the Agent in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Share Charge Agreement C” means a British Virgin Islands law governed share charge dated on or about the date hereof creating security over 100 per cent. of the shares owned by the Borrower in Borr Jack-Up XIV Inc., entered into between the Borrower (as Chargor), Borr Jack-Up XIV Inc. (as Company) and the Agent (as Chargee) in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Share Pledge Agreement D” means an agreement dated on or about the date hereof creating security over 100 per cent. of the shares owned by the Security Provider in Prospector Rig 1 Contracting Company S.A.R.L., entered into between the Security Provider (as Pledgor), the Agent (as Pledgee) and Prospector Rig 1 Contracting Company S.A.R.L. (as the Company) in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Share Pledge Agreement E” means an agreement dated on or about the date hereof creating security over 100 per cent. of the shares owned by the Security Provider in Prospector Rig 5 Contracting Company S.A.R.L., entered into between the Security Provider (as Pledgor), the Agent (as Pledgee) and Prospector Rig 5 Contracting Company S.A.R.L. (as the Company) in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Share Pledge Agreements” means together the Share Pledge Agreement A, the Share Charge Agreement B, the Share Charge Agreement C, the Share Pledge Agreement D and the Share Pledge Agreement E and “Share Pledge Agreement” means any of them.

“Subsidiary” means a subsidiary (NO. datterselskap) within the meaning of Section 1-3 of the Norwegian Company’s Act of 13 June 1997.

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“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the earlier of (i) the date falling 24 months after the date of this Agreement and (ii) 31 May 2020.

“Total Commitments” means USD 200,000,000 at the date of this Agreement.

“Total Loss” means, in relation to a Rig:

(i)	an actual, constructive, compromised, agreed, arranged or other total loss of the Rig;

(ii)
any expropriation, confiscation, requisition or acquisition of the Rig, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period against payment of market hire, not exceeding one year without any right to extension, or any arrest, piracy or hijacking of the Rig, unless the Rig is released and restored to a Guarantor from such piracy, hijacking, arrest, expropriation, confiscation, requisition or acquisition within three (3) months after the occurrence thereof; and

(iii)	any condemnation of the Rig by any tribunal or by any person or persons claiming to be a tribunal.

“Total Loss Date” means, in relation to a Rig:

(i)	in the case of an actual loss of the Rig, the date on which it occurred or, if that is unknown, the date when the Rig was last heard of;

(ii)
in the case of a constructive, compromised, agreed or arranged total loss of the Rig, the earlier of (A) the date on which a notice of the abandonment is given to the insurers; and (B) the date of any compromise, arrangement or agreement made by or on behalf of a Guarantor with the Rig’s insurers in which the insurers agree to treat the Rig as a total loss; and

(iii)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Transaction Security” means the security created or expressed to be created in favour of the Agent (on behalf of the Finance Parties) pursuant to the Security Documents.

“Transaction Security Documents” means any document entered into by any Obligor or, if applicable, other member of the Group creating or expressed to create any Security over all or any part of its assets in respect of all or any part of the obligations of any of the Obligors under any of the Finance Documents, each of which shall be in form and substance satisfactory to the Agent (on behalf of the Finance Parties).

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

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“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(i)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(ii)	the date on which the Agent executes the relevant Transfer Certificate.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under any of the Finance Documents.

“USD” means the single currency unit of the Unites States of America.

“Utilisation” means any utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).

“VAT” means value added tax as provided for in the Norwegian Value Added Tax Act of 19 June 2009 No. 58 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the “Agent”, the “Borrower”, the “Security Provider” any “Guarantor”, any “Obligor”, any “Finance Party”, any “Hedging Bank”, any “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)
a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated from time to time;

(iv)
“guarantee” means (other than in Clause 18 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

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(vi)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(vii)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted;

(ix)	a time of day is a reference to Oslo time; and

(x)	unless the context otherwise requires, words in the singular include plural and vice versa.

(b)	In this Agreement, where it relates to a Luxembourg entity, a reference to:

(i)
a “winding-up”, “administration”, “liquidation”, “insolvency”, or “dissolution” includes, without limitation, bankruptcy (faillite), insolvency, voluntary dissolution or liquidation (dissolution or liquidation volontaire), court ordered liquidation (liquidation judiciaire) or reorganisation, composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(ii)
a “receiver”, “administrative receiver”, “administrator”, “liquidator”, “trustee”, “custodian” or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(iii)	“gross negligence” is a reference to faute lourde and “wilful misconduct” is a reference to faute dolosive;

(iv)
a “Security” includes any hypothèque, nantissement, gage, privilége, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(v)
a “guarantee” includes any garantie that is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code;

(vi)	a person being “unable to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements);

(vii)	“by-laws” or “constitutional documents” includes its up-to-date (restated) articles of association (statuts coordonnés);

(viii)	a “director” or a “manager” includes an administrateur and a gérant;

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(ix)	“attachments” or similar creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie arrêt); and

(x)	a “set-off” includes, for purposes of Luxembourg law, legal set-off.

(c)	Clause and Schedule headings are for ease of reference only.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)
A Default or Event of Default is “continuing” if it has not been remedied or waived, provided however that if the Agent has sent notice to the Borrower in accordance with Clause 24.13 (Acceleration), then any Event of Default referred to in such notice shall be continuing as long as it has not been waived.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a secured revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	PURPOSE AND APPLICATION

3.1	Purpose

The purpose of this Facility is (i) to part finance the acquisition of five new rigs from the Keppel shipyard and (ii) to finance general corporate purposes of any Obligor and/or the Group.

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3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The obligation of the Lenders to participate in the Loans under the Facility is subject to the condition precedent that the Agent has notified the Borrower and the Lenders that it has received all of the documents set out in Schedule 2 (Conditions precedent documents), in a form and substance satisfactory to the Agent.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the relevant Utilisation Request and on the relevant Utilisation Date:

(a)	no Default or Event of Default is continuing or would result from the proposed Utilisation; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

The Borrower may not (unless otherwise agreed by the Lenders) deliver a Utilisation Request if as a result of the proposed Utilisation more than five (5) Loans would be outstanding.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. three (3) Business Days (or such shorter period as may be agreed by the Lenders) prior to the requested Utilisation Date of such Utilisation.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it identifies the Loan to be utilised;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period;

(c)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(d)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be USD.

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(b)	The amount of the proposed Loan must be an amount not exceeding the Total Commitments.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, the Lenders shall make their respective participation in each Loan available by the relevant Utilisation Date through their Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)
The Agent shall notify each Lender of the amount of each Loan, the amount of its participation in that Loan and the amount of that participation to be made available in accordance with Clause 30.1 (Payments to the Agent), in each case by 11:00 a.m. on the date falling one (1) Business Day prior to the relevant Utilisation Date.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	REPAYMENT

6.1	Repayment of Loans

(a)	Each Loan shall be repaid on the last day of its Interest Period.

(b)	Without prejudice to the Borrower’s obligations under Clause 6.1 (Repayment of Loans), if:

(i)	one or more Loans are to be made available:

(A)	on the same day that a maturing Loan is due to be repaid; and

(B)	in whole or in part for the purpose of refinancing the maturing Loan; and

(ii)
the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Borrower notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(C)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the Borrower will only be required to make a payment under Clause 30.1 (Payments to the Agent) in an amount equal to that excess; and

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(2)
each Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under Clause 30.1 (Payments to the Agent) in respect of its participation in the new Loans; and

(D)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(1)	the Borrower will not be required to make a payment under Clause 30.1 (Payments to the Agent); and

(2)
each Lender will be required to make a payment under Clause 30.1 (Payments to the Agent) in respect of its participation in the new Loans only to the extent that its participation in the new Loans exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

(c)
If the Borrower has not delivered a Utilisation Request in respect of a maturing Loan in accordance with Clause 5.1 (Delivery of a Utilisation Request), the maturing Loan shall, subject to the other provisions of this Agreement, be automatically rolled over with an Interest Period of three (3) months provided that the conditions set out in Clause 4.2 (Further conditions precedent) are fulfilled.

For the avoidance of doubt, the above automatic rollover mechanism requires the Borrower to deliver a Utilisation Request in the amount of USD 0 if no automatic rollover is to take place.

6.2	Termination Date

On the Termination Date, the Borrower shall pay to the Finance Parties all amounts then outstanding and owing by it to the Finance Parties under the Finance Documents together with any other amount outstanding and owed by any Obligor to any Finance Party under any Finance Document.

7.	PREPAYMENT AND CANCELLATION

7.1	Mandatory Prepayment - Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

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(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory prepayment - Change of Control

Upon the occurrence of a Change of Control:

(a)	the relevant Obligor shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation; and

(c)
the Agent may, if so instructed by the Majority Lenders, by not less than 10 Business Days’ notice to the Borrower, cancel all of the Commitments and declare all Loans and Unpaid Sums immediately due and payable, whereupon the Commitments of the Lenders will be cancelled and all Loans and Unpaid Sums will become immediately due and payable.

7.3	Mandatory prepayment — sale or Total Loss - replacement

(a)
If a Rig (or the Guarantor owning a Rig) is sold, transferred or otherwise disposed of in whole or in part, or a Rig becomes a Total Loss, then the Facility shall be reduced by an amount equal to the Market Value of the Rig which is sold or lost (or if a Guarantor is sold, the Market Value of the Rig owned by that Guarantor), divided by the aggregate Market Value of all Rigs (based on valuations no older than thirty (30) days), multiplied by the amount of the Facility. The Total Commitments shall be cancelled by the same amount so reduced on the Facility.

(b)	Such prepayment and cancellation shall be made:

(i)
in the case of a sale, transfer or other disposal of a Rig (or a Guarantor owning a Rig), on or before the date on which the sale, transfer or other disposal is completed by delivery of the Rig (or shares in the Guarantor owning the Rig); or

(ii)
in the case of a Total Loss, on the earlier of (A) the date falling one hundred and eighty (180) days after the Total Loss Date, and (B) the date of receipt by the Agent of the proceeds of insurance or requisition for title relating to such Total Loss.

(c)
Following prepayment in accordance with the above paragraphs or replacement by a Replacement Rig in accordance with the below paragraph, and in case of a sale subject to closing procedure to be agreed between the Borrower and the Agent (in its sole discretion and acting on the instructions of the Lenders), the Agent shall be entitled to release (including taking any steps necessary to giving effect to such release) any Security Documents relating to the relevant Rig or (as applicable) the relevant Guarantor and the release of the relevant Guarantor’s obligations under any Finance Document and the relevant Rig sold or lost shall subsequently no longer be defined as a “Rig” or included in the definition of “Rigs” under this Agreement.

(d)
A Rig may be replaced by a Replacement Rig on the occurrence of a Total Loss or sale of such Rig or its removal following designation by the Borrower for other purposes, subject always to the Lenders’ consent, such consent not to be unreasonably withheld or delayed. A Replacement Rig shall replace such Rig within the deadlines set out in paragraph (b) above or, in other circumstances, as agreed between the Borrower and the Lenders.

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7.4	Voluntary cancellation

The Borrower may, by giving not less than ten (10) Business Days’ prior written notice to the Agent (or such shorter period as the Agent may agree), cancel the whole or any part of the Available Facility (but, if in part, in an amount being a minimum of USD 5,000,000, and integral multiples thereof). Any cancellation under this Clause 7.4 shall reduce the Commitments of the Lenders rateably under the Facility.

7.5	Right of cancellation and prepayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower or an Obligor under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

7.6	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

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(d)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(e)	If the Agent receives a notice under this Clause 7, it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(f)
If all or part of a Loan is repaid or prepaid, an amount of the Commitments (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (j) shall reduce the Commitments of the Lenders rateably.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loans for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loans on the last day of each Interest Period (and, if the Interest Period is longer than six (6) months, on the dates falling at six (6) monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.00 percentage points higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2.00 percentage points higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)
Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

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(d)
Additionally the rate of interest payable on any amount to which Clause 8.1 (Calculation of interest) continues to apply shall increase by 2.00 percentage points on the date following a written notice served by the Agent to the Borrower following an Event of Default and whilst it is continuing.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

8.5	Effective interest rate

Effective interest pursuant to Section 46 of the Norwegian Financial Agreements Act (Finansavtaleloven) of 1999 has been calculated by the Agent as set out in a separate effective interest letter from the Agent to the Borrower.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)
Subject to this Clause 9, the Borrower may select an Interest Period of three (3) or one (1) months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan), provided however that the Borrower may not select a one (1) month Interest Period for a Loan more than three times during any calendar year.

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the relevant Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotation

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks, but a Reference Bank does not supply a quotation by 12:00 noon on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

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10.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)
at or about 13:00 on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period; or

(ii)
before close of business in Oslo on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits for the relevant Interest Period in the London interbank market would be in excess of LIBOR.

(c)	The Agent will notify the Borrower as soon as reasonably possible after becoming aware of a Market Disruption Event.

10.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4	Break Costs

(a)
The Borrower shall, within ten (10) Business Days of written demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)
Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue, and the Agent shall upon receipt thereof at the written request of the Borrower provide the Borrower with a copy of such certificate.

11.	FEES

11.1	Agency and arrangement fee

The Borrower shall pay to the Agent for their own account such fees as are agreed in the Fee Letter in the amounts and at the times specified therein.

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11.2	Commitment fee

For the period commencing on 3 May 2018 and until the Termination Date, the Borrower shall pay to the Agent (for further distribution to the Lenders) a commitment fee at an annual rate equal to [***] per cent. of the applicable Margin on the daily undrawn and uncancelled amount of the Total Commitments. The commitment fee shall be payable quarterly in arrears and on the cancelled amount of the Total Commitments at the time a full cancellation or termination is effective.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
Each Obligor shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

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(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)
A Lender and each Obligor which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

(a)
The Borrower shall (within ten (10) Business Days of written demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)
A Protected Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

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12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)
a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Borrower shall pay and, within ten (10) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)
All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

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12.7	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything and paragraph (a) (iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Finance Parties.

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13.	INCREASED COSTS

13.1	Increased costs

(a)
Subject to Clause 13.3 (Exceptions) the Borrower shall, within ten (10) Business Days of a written demand by the Agent, pay for the account of a Finance Party or any of its Affiliates the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation, (ii) compliance with any law or regulation made after the date of this Agreement or (iii) compliance with Basel III, CRR and CRD IV, or (iv) any change in (or in the interpretation, administration or application of) Basel III, CRR and CRD IV.

(b)	In this Agreement:

“Basel III” means:

(i)
the consultations including the agreements on capital requirements, a leverage ratio and liquidity standards contained in such consultations “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented and/or restated;

(ii)
the rules for global systemically important banks contained in the “Globally systemically important banks: assessments, methodology and the additional loss absorbency requirements — Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented and/or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

“CRD IV” means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/(//EC and repeating Directives 2006/48/EC and 2006/49/EC.

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

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13.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower in writing.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within ten (10) Business Days of written demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

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14.2	Other indemnities

The Borrower shall, within ten (10) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
any cost, loss or liability incurred by each Finance Party in any jurisdiction arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, the Maritime Labour Convention 2006 or any Environmental or Social Law, provided such claim arises due to breach of such laws by the Borrower and/or any technical and/or commercial manager of a Rig;

(c)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(d)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(e)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(f)
any civil penalty or fine against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any Finance Party solely as a result of a breach by a Relevant Person of any Sanctions.

14.3	Indemnity to the Agent

The Borrower shall on demand indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	any failure by the Borrower to comply with its obligations under Clause 16 (Costs and expenses);

(ii)	investigating any event which it reasonably believes is a Default;

(iii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iv)	any default by the Borrower in the performance of any of the obligations expressed to be assumed by it under the Finance Documents;

(v)	the taking, holding, protection or enforcement of the Transaction Security;

(vi)	the exercise of any of its rights, powers, discretions, authorities and remedies vested in the Agent by the Finance Parties or by law; or

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(vii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate (unless the Borrower expressly request it in writing not to do so) any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Mandatory Prepayment - Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall, within five (5) Business Days of demand, pay the Agent the amount of all costs and expenses (including, but not limited to, internal and external legal and collateral fees and costs relating to operating a secure website for communicating with the Lenders) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (i) an Obligor requests the granting of any release, waiver or consent under the Finance Documents, any amendment or variation of any of the Finance Documents or (ii) an amendment is required pursuant to Clause 30.9 (Change of currency), the Borrower shall, within ten (10) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including, but not limited to, internal and external legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

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16.3	Enforcement costs

The Borrower shall, within ten (10) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including, but not limited to, external legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights of the Finance Parties under, any Finance Document.

For the avoidance of doubt, costs payable by the Borrower under Clause 16.1, Clause 16.2 and Clause 16.3 remain payable whether or not any portion of the Facility is ever advanced.

17.	SECURITY

(a)
The obligations and liabilities of each of the Obligors under this Agreement and the other Finance Documents, including without limitation any derived liability whatsoever of any Obligor towards the Finance Parties in connection therewith, shall be secured by:

(i)	the Mortgages;

(ii)	the Assignment Agreements;

(iii)	the Share Pledge Agreements;

(v)	the unconditional and irrevocable on-demand guarantee and indemnity set out in Clause 18 (Guarantee and indemnity) hereof; and

(b)
The Obligors’ obligations and liabilities under any Hedging Agreements shall rank on a pan passu basis with the obligations and liabilities of the Obligors under the other Finance Documents also in relation to the Security Documents and any enforcement proceeds shall be distributed on a pro rata basis in accordance with Clause 29.6 (Distribution of enforcement proceeds).

(c)
If requested by the Borrower in order to accommodate the request of charterers or other customers for the employment of any of the Rigs, the Agent shall (on behalf of the Finance Parties) issue such letters of undertaking, on terms and conditions acceptable to the Agent (on behalf of the Finance Parties), in favour of any such charterer or customer assuring the quiet enjoyment of the Rig by the Agent (on behalf of the Finance Parties) as long as no termination event has occurred and is continuing under the applicable charter or employment contract.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee obligations

Each of the Guarantors irrevocably and unconditionally:

(a)
guarantees to each Finance Party as and for its own debt and not merely as surety (No. selvskyldnergaranti) the punctual performance by each Obligor of that Obligor’s obligations under the Finance Documents (the “Guaranteed Obligations”);

(b)
undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with the Guaranteed Obligations, it shall immediately on demand pay that amount as if it was the principal obligor; and

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(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Maximum liability

The liability of each of the Guarantors under this guarantee shall be limited to USD 240,000,000 plus any unpaid amount of interest, fees and expenses in respect of the Guaranteed Obligations.

18.3	Number of claims

There is no limit on the number of claims that may be made by the Agent on behalf of the Finance Parties under this guarantee.

18.4	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the members of the Group in respect of the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.

18.5	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any member of the Group or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.6	Waiver of defences

(a)
The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(i)	any time, waiver or consent granted to, or composition with, any member of the Group or other person;

(ii)	the release of any member of the Group or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any member of the Group or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

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(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any member of the Group or any other person;

(v)
any amendment, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)	any insolvency, liquidation, winding up, strike-off or similar proceedings.

(b)	Each Guarantor specifically waives all defences based on the Finance Documents, any relationship or circumstance in connection therewith and any transactions made in connection therewith.

18.7	Financial Agreements Act

Each Guarantor specifically waives all rights under the provisions of the Norwegian Financial Agreements Act of 25 June 1999 No. 46 (as amended) not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(i)	§ 62 (1) (a) (to be notified of any security the giving of which was a precondition for the making of any Utilisation, but which has not been validly granted or has lapsed);

(ii)	§ 63 (1) - (2) (to be notified of any event of default hereunder and to be kept informed thereof);

(iii)	§ 63 (3) (to be notified of any extension granted to any member of the Group in payment of principal and/or interest);

(iv)	§ 63 (4) (to be notified of any member of the Group's bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(v)	§ 65 (3) (that the consent of the Guarantor is required for the Guarantor to be bound by amendments to the Finance Documents that may be detrimental to its interest);

(vi)
§ 66 (1) - (2) (that the Guarantor shall be released from its liabilities hereunder if Security which was given, or the giving of which was a precondition for the making of any Utilisation, is released by the Finance Parties without the consent of the Guarantor);

(vii)
§ 66 (3) (that the Guarantor shall be released from its liabilities hereunder if, without its consent, Security the giving of which was a precondition for the making of any Utilisation was not validly granted);

(viii)	§ 67 (1) - (2) (about reduction of the Guarantor's liabilities hereunder);

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(ix)
§ 67 (4) (that the Guarantor's liabilities hereunder shall lapse after ten (10) years, as the Guarantor shall remain liable hereunder as long as any amount is outstanding in respect of the Guaranteed Obligations);

(x)
§ 70 (as the Guarantor shall have no right of subrogation into the rights of the Finance Parties under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them in respect of the Guaranteed Obligations);

(xi)
§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against any member of the Group or any of them or any other Security provided in respect of any member of the Group's liabilities under the Finance Documents before demanding payment under or seeking to enforce the guarantee created hereunder);

(xii)	§ 72 (as all interest and default interest due in respect of the Guaranteed Obligations shall be secured hereunder);

(xiii)	§ 73 (1) - (2) (as all costs and expenses related to a default in respect of the Guaranteed Obligations shall be secured hereunder); and

(xiv)
§ 74 (1) - (2) (as the Guarantor shall make no claim against any member of the Group for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them in respect of the Guaranteed Obligations and all Commitments have been fully cancelled or otherwise ceased in full to be in effect).

18.8	Guarantor intent

Without prejudice to the generality of Clause 18.6 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.9	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

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18.10	Appropriations

Until all amounts which may be or become payable by the members of the Group under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantors shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 18.

18.11	Deferral of Guarantor's rights

(a)
Until all amounts which may be or become payable by the members of the Group under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(i)	to be indemnified by any member of the Group;

(ii)	to claim any contribution from any other guarantor of any member of the Group's obligations under the Finance Documents;

(iii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)
to bring legal or other proceedings for an order requiring any member of the Group to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under this Clause 18;

(v)	to exercise any right of set-off against any member of the Group; and/or

(vi)	to claim or prove as a creditor of any member of the Group in competition with any Finance Party.

(b)
If a Guarantor receives any benefit, payment or distribution in relation to such rights as referred to in paragraph (a) above, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by any member of the Group under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

18.12	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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18.13	Luxembourg Guarantee Limitation Language

(a)
Notwithstanding any other provision to the contrary in this Agreement or any other Finance Document, the obligations of any Obligor incorporated in Luxembourg (a Luxembourg Obligor) under any of the Finance Documents for obligations of any Obligor that is not a direct or indirect subsidiary of such Luxembourg Obligor, shall be limited at any time to an aggregate amount not exceeding the higher of 90 per cent. of:

(i)
such Luxembourg Obligor's own funds (capitaux propres) and its subordinated debt (dettes subordonnées), as referred to in Annex Ito the Grand Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Luxembourg Law dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings (the 2002 Law) as reflected in the most recent financial statements of such Luxembourg Obligor available on the date of this Agreement; and

(ii)
the Luxembourg Obligor's own funds (capitaux propres) and its subordinated debt (dettes subordonnées), as referred to in Annex Ito the Grand Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the 2002 Law as reflected in the most recent financial statements of such Luxembourg Obligor available on the date of demand of payment under this guarantee.

(b)	The limitation set forth in this Clause 18.13 shall not apply to any amount borrowed under the Finance Documents and made available to a Luxembourg Obligor.

18.14	Luxembourg law waivers

Each Obligor incorporated in Luxembourg irrevocably waives and abandons any and all rights under the laws of Luxembourg:

(a)
whether by virtue of the droit de division or otherwise, to require that any liability under the Finance Documents be divided or apportioned with any other person or reduced in any manner whatsoever; and

(b)
whether by virtue of the droit de discussion or otherwise, to require that recourse be had to the assets of any other person before any claim is enforced against an Obligor under the Finance Documents.

18.15	Marshall Islands Limitation Language

The Obligor incorporated in the Marshall Islands and each Finance Party hereby confirms that it is its intention that the guarantee provided herein not constitute a fraudulent transfer or conveyance for purposes of any Marshall Islands or other law relating to the grant of security or conveyances in respect of the obligations of third parties. To effectuate the foregoing intention, the Obligor incorporated in the Marshall Islands and each Finance Party hereby irrevocably agrees that the obligations guaranteed by such Obligor shall be limited to the maximum amount as will result in the obligations of such Obligor hereunder not constituting a fraudulent transfer or conveyance.

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19.	REPRESENTATIONS AND WARRANTIES

Each Obligor makes the representations and warranties set out in this Clause 0 to each Finance Party on the date of this Agreement.

19.1	Status

(a)	It is a limited liability company, duly incorporated, in good standing and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations, and each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party and the granting of the Transaction Security pursuant to the Security Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)
any agreement or instrument binding upon it or any of its Subsidiaries or any of its Subsidiaries' assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions; and

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(iii)
otherwise in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the Finance Documents and any other agreements and instruments required or contemplated hereunder, have been obtained or effected and are in full force and effect and any condition contained therein or otherwise applicable thereto has been or will at the appropriate time be complied with and fulfilled during the life of this Agreement.

19.6	Governing law and enforcement

Subject to any Legal Reservations:

(a)	the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

19.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar tax or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than:

(i)	registration of the Finance Documents with the Administration de l'Enregistrement et des Domaines in Luxembourg may be required if such Finance Documents are either:

(A)	physically attached as an annex to an act that itself is subject to mandatory registration; or

(B)	deposited in the minutes of a notary,

in which case, as well as in the case of voluntary registration, the Finance Documents will be subject to registration duties payable by the party registering, or being ordered to register, the Finance Documents which may be, depending on the nature of the Finance Documents, at a fixed rate of €12 or an ad valorem rate and which registrations, notarisations, filings, taxes and fees will be made and paid made within the period allowed by applicable law or the relevant Finance Document;

(ii)	registration of the Mortgages in the relevant Approved Ship Register (any payment of associated fees); and

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(iii)	payment of Cayman Islands stamp duty if a Finance Document is executed in or is brought to the Cayman Islands.

19.9	No default

(a)
No Event of Default, Default or prepayment event pursuant to Clause 7 (Prepayment and Cancellation) is existing or continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

19.10	No misleading information

(a)
Any factual information provided by any Obligor for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided to the Finance Parties in connection with this Agreement have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)
Nothing has occurred or been omitted from the information given to the Finance Parties in connection with this Agreement and no information has been given or withheld that results in the information given to the Finance Parties in connection with this Agreement being untrue or misleading in any material respect.

19.11	Financial statements

(a)
Its Original Financial Statements were prepared in accordance with the Approved Accounting Principles consistently applied, and fairly represent its consolidated financial condition and operations during the relevant financial year.

(b)
There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since the date of the financial statements most recently delivered to the Agent pursuant to Clause 20.1 (Financial statements).

19.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pan passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it.

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19.14	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)
No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Obligor which have or are reasonably likely to have a Material Adverse Effect.

19.15	Compliance with Environmental or Social Laws and other laws

(a)	It is in compliance in all material respects with the provisions of all Environmental or Social Laws applicable to it and to the best of its knowledge and belief (having made due and careful enquiry).

(b)	No material Environmental or Social Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against it or any Manager.

19.16	Taxation

It is not materially overdue in the filing of any Tax returns and is not overdue in the payment of any amount in respect of Tax, unless such payment has been contested in good faith and with due diligence and provided that it maintains adequate reserves in respect of thereof in accordance with the Approved Accounting Principles.

19.17	Anti-corruption law

It has (and each of its Subsidiaries have) conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.18	Sanctions

No Relevant Person is:

(a)	a Restricted Party;

(b)	in breach of Sanctions; or

(c)	subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions.

19.19	Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

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19.20	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted, including but not limited to the Rigs.

19.21	Legal and beneficial ownership

It is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

19.22	Group structure chart

The group structure chart delivered to the Agent pursuant to Schedule 2 (Conditions precedent documents) is true, complete and accurate in all material respects and shows the Borrower and each member of the Group, including its current name, company registration number, jurisdiction of incorporation and shareholders (or other type of participants or owners) and their respective percentage ownership interest in the Obligors and the members of the Group.

19.23	Accounting reference date

The accounting reference date of each Obligor is 31 December in each year.

19.24	Centre of main interest and establishments

For the purposes of Regulation (EU) 2015/484 of 20 May 2015 on insolvency proceedings (recast) (the "Regulation"), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

19.25	No adverse consequences

(a)	It is not necessary under the laws of its Relevant Jurisdictions:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

19.26	Land in the British Virgin Islands

No Obligor is a land owning company for the purposes of Section 242 of the BVI Business Companies Act, 2014 (as amended), meaning that neither an Obligor nor any of its Subsidiaries has an interest in any land in the British Virgin Islands.

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19.27	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the relevant Utilisation Date and on the first day of each Interest Period.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(i)
as soon as the same become available, but in any event within 120 days after the end of each of its financial years, the Borrower's audited consolidated financial statements for that financial year; and

(ii)
as soon as the same become available, but in any event within two months after the end of half year of each of its financial years, the Borrower's unaudited consolidated financial statements for that financial half year.

20.2	Provision and contents of Compliance Certificate

(a)
The Borrower shall supply to the Agent, with each set of consolidated financial statements delivered pursuant to Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) and, for the Compliance Certificate coinciding with the time of testing of Market Value, the Market Value of the Rigs.

(b)	Each Compliance Certificate shall be signed by the CEO or CFO of the Borrower.

20.3	Requirements as to financial statements

(a)
The Borrower shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using the Approved Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in any relevant Approved Accounting Principles, accounting practices or reference periods and its auditors deliver to the Agent:

(i)
a description of any change necessary for those financial statements to reflect the Approved Accounting Principles, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

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Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Market valuations

(a)	The Borrower shall annually forward to the Agent updated valuation reports setting out the Market Value of the Rigs.

(b)
If an Event of Default has occurred and is continuing, the Borrower shall deliver such additional valuation reports for the purpose of determining the Market Value of the Rigs at such times as the Agent may require.

(c)
All valuations referred to in paragraphs (a) and (b) above shall be addressed to the Agent (unless otherwise agreed between the Borrower and the Lenders, acting reasonably) and obtained at the cost of the Borrower.

(d)
The Agent may, at any time, obtain such additional valuation reports for the purpose of determining the Market Value of the Rigs as it deems appropriate after consultation with the Lenders. Such valuations shall be at the cost of the Lenders.

(e)
For the avoidance of doubt, if additional valuation reports are obtained in accordance with paragraph (b) and/or paragraph (d) above, then the Market Value of the Rigs shall be calculated based on the valuation reports provided in accordance with paragraph (a) and such additional valuation reports, and compliance with Clause 23.12 (Minimum Value) shall be demonstrated based on the Market Value as determined by the average of the valuation reports provided in accordance with paragraph (a) and such additional valuation reports.

20.5	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Obligors to their shareholders or their creditors generally;

(b)
promptly upon becoming aware of them, the details of any material default, litigation, arbitration or administrative proceedings which are current, threatened or pending against an Obligor, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such information as the Agent may reasonably require about any asset subject to the Transaction Security and compliance of the Obligors with the terms of any Finance Document; and

(d)	such further information regarding the financial condition, assets, business and operations of the Group as the Agent (on behalf of the Lenders) may reasonably request.

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20.6	Notification of Default and Change of Control

(a)	Each Obligor shall notify the Agent (on behalf of the Finance Parties) of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two (2) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	Each Obligor shall notify the Agent of the occurrence of any Change of Control promptly upon becoming aware of its occurrence.

20.7	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.	FINANCIAL COVENANTS

21.1	Financial definitions

In this Agreement:

"Book Equity" means Total Book Assets less Total Book Liabilities.

"Book Equity Ratio" means the ratio of Book Equity to Total Book Assets.

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"Current Assets" means the aggregate value of assets, which are treated as current assets in accordance with the Approved Accounting Principles.

"Current Liabilities" means the aggregate amount of liabilities, which are treated as current liabilities in accordance with the Approved Accounting Principles, but excluding instalments on long-term debt which fall due during the next twelve months.

"Free Liquidity" means the aggregate value of:

(i)
free and available cash in hand and bank deposits including bank deposits that are pledged, but which the relevant member of the Group may freely operate such as the Earnings Accounts until the occurrence of an Event of Default;

(ii)
any available, undrawn and uncancelled amount under the Facility and any other revolving credit facilities, provided however that if Free Liquidity is demonstrated on the basis of such other revolving credit facilities, the Borrower shall provide the Agent with such information about such revolving credit facilities as the Agent may reasonably request; and

(iii)
certificates of deposits or marketable debt securities (included money market funds) with a maturity of twelve (12) months or less after the relevant date of calculation and which can be realised and applied against the Loans within one month.

"Total Book Assets" means at the date of computation the total assets, calculated in accordance with the Approved Accounting Principles.

"Total Book Liabilities" means at the date of computation the total liabilities, calculated in accordance with the Approved Accounting Principles.

"Working Capital" means, on any date, Current Assets less Current Liabilities.

21.2	Calculations

(a)
Except as provided to the contrary in this Agreement, an accounting term used in this Clause 21 is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	No item must be credited or deducted more than once in any calculation under this Clause 21.

21.3	Book Equity Ratio

The Borrower (on a consolidated level) shall at all times have a Book Equity Ratio equal to or higher than 40%.

21.4	Working Capital

The Working Capital of the Borrower (on a consolidated level) shall at all times be positive.

21.5	Minimum Liquidity

The Borrower (on a consolidated level) shall at all times have a Free Liquidity equivalent to the higher of (i) USD 50,000,000 and (ii) 5.00 per cent of net interest bearing debt.

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22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Ownership

Other than following a sale or other disposal of shares in a Guarantor as permitted in accordance with Clause 7.3 (Mandatory prepayment — sale or Total Loss — replacement), the Borrower shall procure that:

(a)	each of the Guarantors other than (Prospector Rig 1 Contracting Company S.A.R.L. and Prospector Rig 5 Contracting Company S.A.R.L.) remain wholly owned Subsidiaries of the Borrower at all times; and

(b)
Prospector Rig 1 Contracting Company S.A.R.L. and Prospector Rig 5 Contracting Company S.A.R.L. remain Subsidiaries of the Borrower wholly owned by Prospector Offshore Drilling S.A.R.L. at all times and from completion of the Permitted Paragon Restructuring, remain wholly owned Subsidiaries of the Borrower at all times.

22.2	Authorisations

(a)	Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its Relevant Jurisdiction of any Finance Document.

(b)
Each Obligor shall upon written request by the Agent obtain or cause to be obtained, at the time the same are required, maintain or cause to be maintained in full force and effect and promptly renew or cause to be renewed and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every Authorisation required to be obtained and maintained in order to continue the performance and operation of the Rigs under any contract entered into in respect of it and any law and regulation to which it may be subject.

22.3	Environmental compliance

Each Obligor shall (and the Borrower shall ensure that each member of the Group will):

(a)	comply with all Environmental or Social Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental or Social Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

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22.4	Environmental or Social claims

Each Obligor shall, promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental or Social Claim against it or any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental or Social Claim being commenced or threatened against it or any member of the Group,

where the claim, if determined against it or that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

22.5	Anti-corruption law

(a)
No Obligor shall (and the Borrower shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach any applicable anti-corruption laws.

(b)	Each Obligor shall (and the Borrower shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

22.6	Compliance with laws and Sanctions

(a)	Each Obligor shall (and the Obligors shall procure that each Manager will):

(i)	comply in all respect with all laws and regulations to which it may be subject, including Sanctions; and

(ii)
without limiting paragraph (i) above, not employ a Rig nor allow its employment, operation or management in any manner contrary to any applicable law or regulation, including but not limited to Sanctions.

(b)
Each Obligor shall (and the Obligors shall procure that parties acting on its behalf will) observe and abide with, including but not limited to, any applicable law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive 2005/60/EF (Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing) amending Council Directive 91/308, as amended from time to time).

(c)	No Obligor shall (and the Obligors shall procure that no other Relevant Person will) take any action, make any omission or use (directly or indirectly) any proceeds of the Loan, in a manner that:

(i)	is a breach of Sanctions; and/or

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(ii)	causes (or will cause) a breach of Sanctions by any Relevant Person or Finance Party.

(d)
No Obligor shall (and the Obligors shall procure that no other Relevant Person will) take any action or make any omission that results, or is likely to result, in it or any Finance Party becoming a Restricted Party.

22.7	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under 20.1 (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or its not reasonably likely to have a Material Adverse Effect.

22.8	Merger

(a)
Except as permitted under paragraph (b) below, no Obligor shall enter into any amalgamation, demerger, merger, split-up, divestment consolidation with or into any other person or corporate reconstruction.

(b)	Paragraph (a) above does not apply to solvent mergers with the Borrower as the surviving entity and as part of the Permitted Paragon Restructuring.

22.9	Change of business

(a)
No Obligor shall change its business, and the Obligors shall procure that there is no change of business or change in the corporate structure of the Group without the prior written consent of the Agent and as part of the Permitted Paragon Restructuring described in paragraph (c) below.

(b)
No Obligor shall change its type of company, legal name or its Relevant Jurisdiction without the prior written consent of the Agent, other than a redomiciliation of Prospector Rig 1 Contracting Company S.a.r.l. and Prospector Rig 5 Contracting Company S.a.r.l. from Luxembourg to Cayman Islands, British Virgin Islands, Marshall Islands, Bahamas or Bermuda, provided that such redomiciliation (a "Permitted Redomiciliation") is completed on terms and subject to a procedure agreed with the Lenders ensuring that any Transaction Security granted by those companies remain in full force and effect or are replaced by similar Transaction Security satisfactory to the Lenders.

(c)
There remains a few minority shareholders in Paragon Offshore Limited ("Paragon") following the Borrower's acquisition of Paragon. The Borrower may need to establish a new Subsidiary and transfer its shares in Paragon into such Subsidiary and complete a merger between such Subsidiary and Paragon for the purpose of completing a merger with Paragon (and thereby acquire the remaining minority shares) (collectively, the "Permitted Paragon Restructuring"). In doing this, any such transfer may be done on simple terms which may not be technically "arm's length".

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22.10	Restriction on business - Guarantors

No Guarantor shall carry on any other business than owning and chartering out the Rigs.

22.11	Acquisitions

No Guarantor shall:

(a)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(b)	incorporate a company,

(c)	other than as part of a Permitted Redomiciliation.

22.12	Joint ventures

(a)	Except as permitted under paragraph (b) below, no Obligor (other than the Borrower) shall:

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)
transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)
Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction has been consented to by the Lenders, such consent not to be unreasonably withheld or delayed.

22.13	Preservation of assets

The Guarantors will hold legal title to and own the entire beneficial interest in the Rigs, the Insurances, the relevant Earnings Account and its Earnings, free of all Security and other interests and rights of every kind, except for those permitted pursuant to Clause 22.15 (Negative pledge).

22.14	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

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22.15	Negative pledge

No Obligor shall create or permit to subsist any Security over any of its present or future assets, rights or revenues being subject to Transaction Security, other than:

(i)	any Security created by or pursuant to the Finance Documents;

(ii)	any Security disclosed in writing to the Agent prior to the date of this Agreement and approved in writing by the Agent; and

(iii)	any Security arising by operation of law and in the ordinary course of business securing obligations not more than 30 days overdue.

22.16	Arm's length terms

Each Obligor shall ensure that all agreements and transactions entered into by an Obligor with an Affiliate, a shareholder or an Affiliate of a shareholder shall be entered into and made on arm's length basis in accordance with market values and terms, save as disclose as part of the Permitted Paragon Restructuring.

22.17	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Guarantor shall incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	incurred under the Finance Documents;

(ii)	incurred by way of an Intra-Group Loan, provided that the lender thereof has entered into an assignment and subordination agreement in form and content satisfactory to the Agent; or

(iii)	incurred with the consent of the Lenders.

22.18	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Guarantor shall be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	normal trade credit extended to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)
credit extended to the Borrower or any other Guarantor by way of an Intra-Group Loan, provided that the lender thereof has entered into an assignment and subordination agreement in form and content satisfactory to the Agent, or

(iii)	any creditor relationship entered into with the consent of the Lenders.

22.19	No guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Guarantor shall incur or allow to remain outstanding any guarantee or indemnity in respect of any obligation of any person.

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(b)	Paragraph (a) above does not apply to a guarantee or indemnity which is:

(i)	granted pursuant to the Finance Documents;

(ii)
from time to time required in the ordinary course of business and operation of the Rigs or by any protection and indemnity or war risks association with which any of the Rigs is entered, guarantees required to procure the release of any the Rigs from any arrest, detention, attachment or levy or guarantees required for the salvage of the Rigs; or

(iii)	granted with the prior written consent of the Lenders.

22.20	Financial assistance

Each Obligor shall comply in all respects with any applicable financial assistance regulations any relevant jurisdictions including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

22.21	Insurance

(a)
Each Obligor shall maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

22.22	Further assurance

(a)
Each Obligor shall (and the Borrower shall procure that each other member of the Group that is a provider of Transaction Security will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require in favour of the Agent or its nominee(s)):

(i)
to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

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(b)
Each Obligor shall (and the Borrower shall procure that each other member of the Group that is a provider of Transaction Security will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Agent or the Finance Parties by or pursuant to the Finance Documents, including without limitation, in the case of the Share Charge Agreement B by providing the Agent with a copy of Borr Idun Limited's register of members annotated as required by the Share Charge Agreement B within the timeframe specified in the Share Charge Agreement B and, in the case of any Security Document pursuant to which Borr Idun Limited grants Security to the Agent or any other Finance Party, by providing the Agent with a copy of Borr Idun Limited's register of mortgages and charges showing the particulars of such Security to the satisfaction of the Agent within two Business Days of the date of the relevant Security Document.

(c)
Each Obligor must use, and must procure that any other member of the Group that is a provider of Transaction Security uses, all reasonable endeavours lawfully available to avoid or mitigate the constraints on the provision of Security provided for in this Agreement.

22.23	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, the Obligors shall not:

(i)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its issued shares (or any class of its issued shares) or share capital (or any class of its share capital) (as applicable);

(ii)	repay or distribute any dividend or share premium reserve; or

(iii)	redeem, repurchase, defease, retire or repay any of its issued shares or share capital (as applicable) or resolve to do so.

(b)
Paragraph (a) above does not apply to share buy backs made by the Borrower, as long as the aggregate value of such shares purchased in such manner during each financial year is equal to or less than USD 20,000,000.

22.24	Bank accounts

(a)	The Guarantors shall:

(i)	hold and maintain the Earnings Accounts with the Agent;

(ii)	ensure that all Earnings and insurance proceeds are paid directly to the relevant Earnings Account without deductions.

23.	RIG UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

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23.1	Insurances

(a)	The Guarantors shall procure that each Rig is fully insured on an agreed value basis against such risks (including, but not limited to:

(i)	Hull and Machinery, Hull Interest, and Freight Interest;

(ii)	Loss of Hire (in respect of contracts of employment with a duration of nine (9) months or more);

(iii)	Protection & Indemnity (including cover for pollution liability within limits according to the industry practice); and

(iv)	War Risk (including terrorism, piracy, hijacking and confiscation)),

all in such amounts, on such terms (always applying Norwegian law and including the terms of the Nordic Marine Insurance Plan of 2013 (as amended from time to time) or such other terms as the Agent (acting reasonably) may approve in relation to losses payable thereunder) and with such insurance brokers and insurers as the Agent (acting on the instructions of the Lenders) may approve. The Guarantors will procure that the Agent (on behalf of the Finance Parties) is noted as first priority mortgagee under the insurances together with a confirmation from the relevant broker, lead underwriter or the underwriters to the Agent thereof that the notice of assignment with regards to the insurances and the loss payee clauses as per the Plan are noted under the insurances and that letters of undertaking are issued by the insurers also if the insurances are effected by a charterer of a Rig.

(b)
The aggregate insured value for Hull & Machinery combined with Hull Interest and/or Freight Interest of the Rigs shall at all times be equal to or greater than 120% of the aggregate outstanding Loans and any undrawn and uncancelled part of the Facility. The agreed insured value for Hull & Machinery combined with Hull Interest for each Rig shall at all times be equal to or larger than the Market Value of the relevant Rig. The Hull and Machinery insured value of each Rig shall at all times be equal to or larger than 80% of the Market Value of the relevant Rig, while the remaining cover may be taken out by way of Hull Interest only, or by way of Hull Interest and Freight Interest insurances.

(c)
In addition to the insurances specified above, the Agent will take out (i) Mortgagee Interest Insurance and (ii) Mortgagee Interest Additional Perils Pollution Insurance, in each case on regular market terms, each such insurance to be taken out in an amount covering up to 120% of the outstanding Loans and any undrawn and uncancelled part of the Facility, and the Borrower shall reimburse to the Agent any and all sums paid as premium in respect of such insurance cover.

(d)
If any of the insurances referred to in paragraph (a) above form part of a fleet cover, the Guarantors shall procure that the insurers shall undertake to the Agent that they shall neither set-off against any claims in respect of a Rig any premiums due in respect of other rigs under such fleet cover or any premiums due for other insurances, nor cancel any insurances in relation of a Rig for reason of non-payment of premiums for other rigs under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of each Rig if and when so requested by the Agent.

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(e)
Not later than seven (7) days before the expiry date of the relevant insurances, the Borrower shall deliver to the Agent a confirmation from the insurance companies and/or broker(s) through whom the insurances relevant to the Rigs have been placed, evidencing that all insurances referred to in paragraph (a) above have been renewed and/or is in the process of being taken out in respect of the Rigs with insurance values as required by paragraph (b) above, that such insurances will be in full force and effect immediately upon the expiry of the expiring insurances and that the interests of the Finance Parties therein have been noted by the relevant insurers. The Guarantors shall procure that letters of undertaking, as required by the Agent, and copies of all insurance policies, cover notes and certificates of entry are delivered to the Agent.

(f)
The Guarantors shall procure that each Rig is always employed in conformity with the terms of the instruments of insurance (including any expressed or implied warranties) applicable to it and shall comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(g)
The Agent may, on an annual basis and for the account of the Borrower, appoint an independent and well reputed insurance consultant to consider and determine whether each Rig is fully and properly insured and employed in accordance with paragraphs (a) — (f) above. If at any time the contrary is so determined, the Guarantors shall, following a written request to the Borrower from the Agent (on behalf of the Finance Parties) immediately ensure that the relevant Rig(s) is fully and properly insured and employed as set out in paragraphs (a) — (f) above and provide the Agent with evidence in a form and substance satisfactory to it thereof.

23.2	Notification

Each Guarantor shall immediately upon becoming aware of it, notify the Agent in writing of:

(a)	any occurrence as a result of which the Rig has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(b)
the occurrence of any Environmental or Social Claim, Labour or Human Rights Claim or any Social Claim against an Obligor or any Manager which is likely to be determined adversely to it, or any incident, event or circumstances which is likely to give rise to any such Environmental or Social Claim, Labour or Human Rights Claim or Social Claim and which, if so adversely determined or otherwise, might reasonably be expected to have a Material Adverse Effect; and

(c)	any capture, seizure, arrest, confiscation or detention of, or the exercise or purported exercise of any lien on, the Rigs, its insurances, its Earnings or any other assets of a Guarantor.

23.3	Compliance with laws etc.

Each Obligor shall (and shall ensure that each of its Subsidiaries and Affiliates, as well as any Manager, to the extent applicable, shall):

(a)	comply with all laws or regulations:

(i)	applicable to its business; or

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(ii)	applicable to the relevant Rig, its ownership, employment, operation, management and registration,

including the ISM Code, the ISPS Code, all Environmental or Social Laws, and the laws of the flag of the Rigs; and

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Permits,

and without limiting paragraph (a) above, not employ any Rig nor allow its employment, operation or management in any manner, contrary to any law or regulation including but not limited to compliance with the ISM Code, the ISPS Code and any other maritime safety regulation relevant to the operation and maintenance of the Rigs, all Environmental Laws and Sanctions to which it may be subject and upon request provides copies of certificates evidencing such compliance to the Agent (on behalf of the Finance Parties) as soon as they become available.

23.4	Inventory of Hazardous Material

Each Obligor shall procure that each Rig has an Inventory of Hazardous Material.

23.5	Sustainable and socially responsible dismantling of Rigs

Each Obligor confirms that as long as it is in a lending relationship with the Finance Parties, it will ensure that the Rigs and any other rig controlled by it or sold to an intermediary with the intention of being scrapped, is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner, in accordance with the provisions of The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or EU Ship Recycling Regulation 2013.

23.6	Arrest

The Guarantors shall promptly pay and discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any Rig, its Earnings or its Insurances;

(b)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any Rig, its Earnings or its Insurances; and

(c)	all other outgoings whatsoever in respect of any Rig, its Earnings or its Insurances;

and forthwith upon receiving a notice of arrest or seizure of any Rigs, or her detention in exercise or purported exercise of any lien or claim, the Guarantors shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

23.7	Flag, name and registry

The Guarantors shall procure that the Rigs are registered in an Approved Ship Register, in the name of the relevant Guarantor, keep the Rigs registered in such register and not do or suffer to be done anything, or omit to do anything the doing or omission of which could or might result in such registration being forfeited or imperilled. No Guarantor shall change the flag, name or registry of a Rig, or register a Rig simultaneously in more than one registry, without the prior written consent of the Lenders.

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23.8	Class

(a)	The Guarantors shall procure that each Rig:

(i)	is classified with an Approved Classification Society;

(ii)	has a class certification acceptable to the Agent;

(iii)	is free of any material and overdue recommendations or adverse notations; and

(iv)	complies with the rules and regulations of the relevant classification society.

(b)	The Guarantors shall not change the classification society for the Rigs without the prior written consent of the Lenders, other than to another Approved Classification Society.

(c)
The Guarantors shall procure that the classification society sends to the Agent, following receipt of a written request from the Agent, copies of all class records held by the classification society in relation to the Rigs.

(d)
The Guarantors shall at all times ensure compliance in all material respects with all applicable international conventions and regulations, including the SOLAS conventions, the International Management Code for the Safe Operation of Ships and for Pollution Prevention, the International Ship and Port Security Code adopted by the International Maritime Organisation and the Maritime Labour Convention 2006. In particular, the Guarantors shall ensure compliance with the ISM-Code and shall ensure that any charterer of a Rig and any company performing management services on behalf of the Guarantors complies with said conventions and regulations.

23.9	Repair and maintenance

The Guarantors shall procure that each Rig is kept in a good and safe condition and state of repair consistent with good ownership and operational standards, and that each Rig is operated and maintained in accordance with the requirements of any employment contract entered into in respect of it.

23.10	Inspection

(a)
The Guarantors shall permit, and shall procure that any manager or charterer permits, the Agent (acting through surveyors or other persons appointed by it for that purpose) to board each Rig once a year and with prior notice to the Borrower, and provided that such inspection does not unreasonably interfere with the relevant Guarantor's or end user's normal operations (unless a Default has occurred and is continuing, in which case such inspections may be conducted at any time and on any number of occasions) and the Agent and such person signing usual indemnities given by third parties boarding the Rig, to inspect its condition or to satisfy itself about proposed or executed repairs, and shall afford all proper facilities for such inspections.

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(b)
Any such inspection made once a year, or in the event that a Default has occurred and is continuing, shall be made at the cost of the Borrower, and in any other event such costs shall be carried by the Lenders.

23.11	Management

(a)
The Guarantors shall procure that commercial and technical management of the Rigs at all times is performed by a Manager or, if required due to local law requirements or by any charterer or end user of a Rig, another company approved by the Agent.

(b)	No change of management shall take place without the prior written consent of the Lenders, unless to another Manager.

(c)
If a change in the commercial or technical management of a Rig occurs in accordance with paragraph (a) or (b) above, the relevant Guarantor shall procure that such new Manager or other company issues a manager's subordination undertaking substantially in the same form as provided on or about the date hereof.

23.12	Minimum value

(a)
The Obligors shall procure that the aggregate Market Value of the Rigs (plus any additional security previously provided by an Obligor under paragraph (b) below) is at all times at least equal to 175% of the aggregate outstanding Loans and any undrawn and uncancelled part of the Facility.

(b)
The Borrower shall, if the Market Value does not at any time comply with the requirements set out in paragraph (a) above, within thirty (30) days from receipt of a written demand from the Agent (acting on the instructions of the Majority Lenders) either make a cancellation or, if required, prepayment of the Loans under which Clause 7.6 (Restrictions) shall apply, or provide the Finance Parties with cash or other additional Security, in form and substance satisfactory to the Lenders, required to restore the aforesaid ratio.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 24 is an Event of Default (save for Clause 24.13 (Acceleration)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	a one-off administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three (3) Business Days of its due date.

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24.2	Financial covenants etc.

Any requirement of Clause 21 (Financial covenants) is not satisfied and/or any requirement of Clause 20.1 (Financial statements), Clause 20.2 (Provision and contents of Compliance Certificate) or paragraph (a) of Clause 20.4 (Market valuations) is not satisfied within two (2) Business Days following the Agent giving notice of non-compliance to the Borrower.

24.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants etc.)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of:

(i)	the Agent giving notice to the Borrower; and

(ii)	an Obligor becoming aware of the failure to comply.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.5	Cross-default

(a)	Any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor as a result of an event of default (however described).

(d)	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 25,000,000 (or its equivalent in any other currencies).

24.6	Insolvency

(a)	An Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

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(ii)	suspends making payments on any of its debts; or

(iii)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling its indebtedness.

(b)	The value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of an Obligor.

24.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, liquidation, winding-up, strike-off, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of an Obligor;

(iii)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer (including, without limitation, any receiver and/or manager and/or administrative receiver appointed in the British Virgin Islands) in respect of an Obligor or any of its assets;

(iv)	enforcement of any Security over any assets of an Obligor, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is being contested in good faith and with due diligence and is discharged, stayed or dismissed within 21 days of commencement.

24.8	Creditor's process

Any expropriation, attachment, sequestration, lien, arrest, distress or execution affects any assets of an Obligor and is not discharged within 21 days of commencement.

24.9	Unlawfulness and invalidity

(a)
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)
Any obligation or obligations of an Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

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(c)
Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

24.10	Repudiation

(a)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

(b)	Any Finance Document ceases to exist, is or becomes contested, invalid, non-binding or unenforceable or is otherwise jeopardized in full or in part.

24.11	Material adverse change

Any event or circumstance occurs which has or is likely to have a Material Adverse Effect.

24.12	Failure of effectiveness of the Security Documents

The Security constituted by any Security Document becomes contested, invalid or unenforceable or is otherwise jeopardised in full or in part.

24.13	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Lenders, by notice to the Borrower:

(a)	cancel all or any part of the Total Commitments whereupon they shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Lenders; and/or

(d)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

25.	CHANGES TO THE LENDERS

25.1	Assignments and transfers by the Lenders

Subject to this Clause 25, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

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25.2	Borrower consent

(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of any Lender;

(ii)	to a fund which is a Related Fund of that Existing Lender; or

(iii)	made at a time when an Event of Default is continuing.

(b)
The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

25.3	Other conditions of assignment or transfer

(a)	An assignment or transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(b)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(c)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

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(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 25;

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

25.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause 25.3 (Other conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)          On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

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(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

25.6	Copy of Transfer Certificate to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

25.7	Security over Lenders' rights

In addition to the other rights provided to the Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or security shall:

(c)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or security for the Lender as a party to any of the Finance Documents; or

(d)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

25.8	Luxembourg particularities

For the purposes of Article 1278 of the Luxembourg Civil Code (to the extent applicable), the New Lender and the Existing Lender hereby agree that the Security created under the Transaction Security Documents, securing the rights assigned, transferred or novated hereby will be preserved for the benefit of the New Lender.

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26.	CHANGES TO THE OBLIGORS

26.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.	THE ROLE OF THE AGENT

27.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Instructions

(a)	The Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

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(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)
The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

27.3	Duties of the Agent

(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 25.6 (Copy of Transfer Certificate to the Borrower), paragraph (b) above shall not apply to any Transfer Certificate.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

27.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent as fiduciary of any other person.

(b)	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor and/or member of the Group.

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27.6	Rights and discretions

(a)	The Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Lenders, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

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(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)
Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

27.7	Responsibility for documentation

The Agent is not responsible or liable for:

(a)
the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.8	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

27.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

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(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)
without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)
any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender, on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

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(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.10	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving thirty (30) days notice to the Lenders and the Borrower, in which case the Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)
If the Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 27 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three (3) Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

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(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Agent) and this Clause 27 and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)
After consultation with the Borrower, the Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 12.7 (FATCA information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 12.7 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

27.12	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

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27.13	Relationship with the Lenders

(a)
The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

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(e)
the right or title of any person in or to, or the value or sufficiency of any part of the assets subject to the Transaction Security, the priority of any of the Transaction Security or the existence of any security affecting the assets subject to the Transaction Security.

27.15	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to the Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

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29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)
This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29.6	Distribution of enforcement proceeds

All moneys from time to time received or recovered by the Agent in connection with the realisation and enforcement of all or any part of the Transaction Security shall be held by the Agent on trust to apply them as soon as reasonably practicable and to the extent permitted by applicable law, in the following order of priority:

(a)	firstly, in or towards payment of costs and expenses incurred by the Agent and the other Finance Parties in connection with such realisation and enforcement;

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(b)	secondly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency.

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

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30.5	Partial payments

(a)
If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents;

(b)	The Agent shall, if so directed by the Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.

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30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

31.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	SUBORDINATION OF INTRA-OBLIGOR LIABILITIES

32.1	Definitions

In this Agreement:

“Intra-Obligor Creditor” means each Obligor in its capacity as creditor of any Intra-Obligor Liabilities.

“Intra-Obligor Liabilities” means all present and future liabilities and obligations at any time of any Obligor to any Intra-Obligor Creditor under any present and future loan agreement or other agreement or instrument, both actual and contingent and whether incurred solely or jointly or as principal or surety or in any other capacity, and including for the avoidance of doubt any recourse claim, indemnity or other rights occurring as a consequence of the enforcement of any Transaction Security and/or guarantee granted by such Intra-Obligor Creditor.

32.2	Subordination of Intra-Obligor Liabilities

Each Intra-Obligor Creditor hereby undertakes as follows in favour of each Finance Party:

(i)
if an Event of Default has occurred and is continuing, it will not make any claim for, or accept, payment of any kind from any Obligor under or in relation to Intra-Obligor Liabilities, including but not limited to any principal amount, interest, fee or charge outstanding or due thereunder;

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(ii)	it will not take any Security from any Obligor in relation to any Intra-Obligor Liabilities;

(iii)	it will not assign, transfer or otherwise dispose of any of its rights or obligations under any Intra-Obligor Liabilities;

(iv)	it will not take any action to petition for bankruptcy or other insolvency proceedings of any Obligor, or enforce any claim under any Intra-Obligor Liabilities;

(v)
if so required by any Finance Party it will enter into an assignment agreement in favour of the Agent (on behalf of the Finance Parties) pursuant to which any such Intra-Obligor Liabilities to which it is a creditor is assigned as security for the obligations of the Borrower under the Finance Documents; and

(vi)
any monies received by it in conflict with this Clause 32.2 (Subordination of Intra-Obligor Liabilities), shall forthwith be paid to the Agent (on behalf of the Finance Parties) until all sums due and to become due to the Finance Parties under the Finance Documents have been fully paid and discharged.

32.3	Agent’s right to discharge Intra-Obligor Liabilities

If an Event of Default has occurred and is continuing, the Agent is irrevocably authorised by and on behalf of each Intra-Obligor Creditor (at the cost of the relevant Intra-Obligor Creditor and without any consent, authority or further confirmation from any Obligor) to release any of the Obligors from any Intra-Obligor Liabilities owed to an Intra-Obligor Creditor to the extent permitted by applicable laws and regulations.

33.	NOTICES

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail or letter.

33.2	Addresses

The postal address and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of the Agent and the Borrower for any communication or document to be made or delivered under or in connection with the Finance Documents is:

of the Agent:

DNB Bank ASA
P.O.Box 1600, Sentrum
0021 Oslo
Norway

E-mail:             [***]
Attn:                [***]

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of the Borrower:

Borr Drilling Limited
Thistle House 4
Burnaby Street
Hamilton HM11
Bermuda

E-mail:          [***]
                      [***]
                      [***]

Attn.:            [***]

or any substitute postal address or e-mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by the giving of not less than five (5) Business Days’ notice.

33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of e-mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	All notices from or to the Borrower shall be sent through the Agent.

(c)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(d)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 4:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Notification of postal address and e-mail address

Promptly upon receipt of notification of a postal address or e-mail address or change of postal address or e-mail address pursuant to Clause 33.2 (Addresses) or changing its own postal address or e-mail address, the Agent shall notify the other Parties.

33.5	Electronic communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

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(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(b)
Any electronic communication specified in (a) above to be made between any two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 4.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the relevant interbank market differs, in accordance with that market practice.

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35.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)
Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

37.2	Exceptions

(a)	An amendment or waiver of any terms of any Finance Document that has the effect of changing or which relates to:

(i)	the definitions of “Majority Lenders”, “Relevant Person”, “Restricted Party”, “Sanctions”, “Sanctions Authority”, and “Sanctions List” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)
Clauses 2.2 (Finance Parties’ rights and obligations), Clause 22.6 (Compliance with laws and Sanctions), Clause 25 (Changes to the Lenders), Clause 26 (Changes to the Obligors), this Clause 37, Clause 40 (Governing law) or Clause 42.1 (Jurisdiction); or

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(viii)
the release of any guarantee and indemnity granted or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, may not be effected without the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the may not be effected without the consent of the Agent.

38.	DISCLOSURE OF INFORMATION AND CONFIDENTIALITY

(a)
Each of the Finance Parties may disclose to each other or to their professional advisers any kind of information which the Finance Parties have acquired under or in connection with any Finance Document. Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by this Clause 38, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information. This confidentiality obligation shall not apply to any information which:

(i)	is publicised by a Finance Party as required by applicable laws and regulations;

(ii)	has entered the public domain or is publicly known, provided that such information is not made publicly known by the receiving Finance Party of such information; or

(iii)	was or becomes, as the Finance Party is able to demonstrate by supporting documents, available to such Finance Party on a non-confidential basis prior to the disclosure thereof.

(b)	Notwithstanding anything in paragraph (a) above to the contrary, the Lenders may publicise key information about the transaction, inter alia information relating to:

(i)	the Obligors’ names and countries of residence;

(ii)	the date of this Agreement;

(iii)	the loan and guarantee amounts available hereunder; and

(iv)	the type of Rig financed hereunder,

and in connection with such publication, use the Borrower’s logo and trademark.

(c)	Furthermore, any Finance Party may disclose:

(a)
to any of its Affiliates and related funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

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(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, related funds, representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, related funds, representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 27.13 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.7 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

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(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(d)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party; and

(e)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

39.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

40.	GOVERNING LAW

This Agreement is governed by Norwegian law.

41.	CONFLICT

In the event of conflict between any provision of this Agreement and a Security Document, the provisions of this Agreement shall prevail.

42.	ENFORCEMENT

42.1	Jurisdiction

(a)
The courts of Norway, with the Oslo district court as the court of first instance, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement (a “Dispute”).

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(b)
This Clause 42.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

LENDERS AND COMMITMENTS

Original Lenders:	Commitment:
DNB Bank ASA Dronning Eufemias gate 30 NO-0191 Oslo Norway	USD 200,000,000

Total Commitment	USD 200,000,000

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SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

1.	In respect of each Obligor, copies of:

(i)	its memorandum and articles of association (or other organisational documents);

(ii)	its certificate of incorporation (or equivalent, and including any certificates of incorporation on change of name);

(iii)	if applicable, its register of members, register of directors and officers and register of mortgages and charges;

(iv)	a certificate signed by a director or officer of that Obligor:

(A)	stating its directors and officers (or attaching its register of directors and officers);

(B)	(other than for the Borrower) stating its shareholders (or attaching its register of members);

(C)
attaching copies of the documents listed at paragraphs (i), (ii), (iv), (A) (if applicable), (iv) (B) (if applicable), its register of mortgages and charges (if applicable), (v), (vi) and (vii) and confirming that such documents have not been amended or revoked and remain in full force and effect at the date of the certificate;

(D)	stating that no licences, authorisations, approvals or consents are required in connection with the execution, delivery, performance or validity of the Finance Documents to which it is a party; and

(E)	confirming that securing/guaranteeing of the Loans would not cause any borrowing, guarantee, security or similar limit binding on that Obligor to be exceeded.

(v)
the resolutions duly passed by the board of directors, and to the extent required by applicable law, the shareholder of that Obligor evidencing the approval of the terms of and the transactions contemplated by the Finance Documents to which it is a party and authorising to execute, deliver and perform this Agreement and the other Finance Documents to which it is a party;

(vi)
if not included in the resolutions referred to in paragraph (iv) above (and to the extent applicable), a power of attorney to its representatives for the execution and registration of this Agreement and the other Finance Documents to which it is a party;

(vii)
the resolutions duly passed by the Borrower as sole shareholder of Borr Jack-Up XIV Inc, amending the memorandum and articles of association of Borr Jack-Up XIV Inc. amending the transfer, forfeiture and lien provisions on a form and substance satisfactory to the Agent (on behalf of the Finance Parties);

(viii)
such other documents and evidence as the Agent (or any Lender through the Agent) shall from time to time require, based on law and regulations applicable from time to time and the Lenders’ own internal guidelines applicable from time to time to identify the Obligor and any other identification or similar document any Lender may reasonably require in order to satisfy any “know your customer” requirements applicable to such Lender;

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(ix)	a specimen of the signature of each person authorised by the resolutions referred to in paragraph (v) above who will sign Utilisation Requests (if applicable) and other Finance Documents;

(x)	in respect of each Obligor organised under the laws of Luxembourg:

(A)	an up-to-date excerpt delivered by the Luxembourg trade and companies register (“RCS”);

(B)	an up-to-date certificate of absence of judicial decisions (certificat de non-inscription d’une décision judiciaire) delivered by the RCS;

(C)	a certificate of an authorised signatory confirming that:

i.
it is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée);

ii.	it is not, on the date hereof, in a state of cessation of payments (cessation de payments) and has not lost its commercial creditworthiness;

iii.
no application has been made by it or, as far as it is aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any insolvency or similar proceedings; and

iv.	no application has been made by it for a voluntary or judicial winding-up or liquidation.

2.	In respect of the Finance Documents:

(i)	this Agreement, duly executed;

(ii)	the Mortgages over each of the Rigs, duly executed by the relevant Guarantors;

(iii)	the Assignment Agreements duly executed by the relevant Obligor, together with such notices, acknowledgements (if applicable) and other documents as may be required thereunder;

(iv)	the Share Pledge Agreements executed by the relevant Obligors, together with:

(A)
such notices, acknowledgements, updated share certificates, instruments of transfer, resignation letters of directors, authority letters of directors, registered agent letters and other documents as are required to be delivered thereunder; and

(B)	a certified copy of the register of member of Borr Jack-Up XIV Inc. annotated to include details of the security interest created by the Borrower pursuant to the Share Charge Agreement C.

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3.	In respect of each Rig:

(i)	certificates of valuation from two Approved Brokers addressed to the Borrower;

(ii)	evidence that the Rig is classed in accordance with Clause 23.7 (Class), free of all material overdue recommendations of the relevant Approved Classification Society;

(iii)	copies of the following documentation:

(A)	the ISM Code Document of Compliance;

(B)	the ISM Code Safety Management Certificate; and

(C)	the ISPS Code Ship Security Certificate;

(iv)
evidence by way of a transcript of registry issued by the relevant Approved Ship Register that the Rig is registered in the name of the relevant Guarantor, free from encumbrances, liens, debts whatsoever other than the relevant Mortgage, and that the relevant Mortgage has been registered in favour of the Agent (on behalf of the Finance Parties) on first priority;

(v)	copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Rig in accordance with Clause 23.1 (Insurances);

(vi)	a copy of the certificate being the document listing all the potentially hazardous materials on board the Rig;

(vii)	copies of all management agreements, charter parties or other contracts of employment entered into in respect of the Rig;

(viii)	subordination undertaking in favour of the Finance Parties duly executed by each manager in respect of the Rig; and

(ix)	evidence that the Earnings Accounts have been opened with the Agent.

4.	Evidence that all fees due and payable under the Agreement on or before the first Utilisation Date have been paid or will be paid on or before the first Utilisation Date.

5.	Copies of the Original Financial Statements.

6.	A duly executed Compliance Certificate evidencing compliance with the financial covenants set out in Clause 21 (Financial covenants).

7.	Up-to-date structure chart of the Group.

8.	Evidence of appointment of a process agent, if relevant, for any of the Obligors, if applicable, assurance that any withholding tax will be paid or application to tax authorities is or will be sent.

9.
If applicable, each of the following (and if not applicable, if so required by the Agent, a certificate from an authorised signatory of the relevant Obligor stating that such item will not be applicable):

(a)	a copy of each loan agreement for each Intra-Group Loan;

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(b)	any approvals, authorisations or consents required by any government or other authorities for the Obligors to enter into and perform their obligations under any of the Finance Documents; and

(c)	assurance that any withholding tax will be paid or application to tax authorities is or will be sent.

10.	Where requested, legal opinion certificates in form and substance satisfactory to the Agent’s lawyers in connection with the legal opinions referred to in paragraph 11 below.

11.	Favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all Relevant Jurisdictions, including:

(a)	Legal Opinion from Seward & Kissel L.L.P, legal advisers to the Finance Parties as to Marshall Island law;

(b)	Legal Opinion from Seward & Kissel L.L.P, legal advisers to the Finance Parties as to Liberia law;

(c)	Legal Opinion from Seward & Kissel L.L.P, legal advisers to the Finance Parties as to Vanuatu Island law;

(d)	Legal Opinion from Ogier, legal advisers to the Finance Parties as to Cayman Islands law;

(e)	Legal Opinion from Ogier, legal advisers to the Finance Parties as to British Virgin Islands law;

(f)	Legal Opinion (capacity) from Ogier, legal advisers to the Finance Parties as to Luxembourg law;

(g)	Legal Opinion (enforceability) from Ogier, legal advisers to the Finance Parties as to Luxembourg law;

(h)	Legal Opinion from MJM Limited, legal advisers to the Finance Parties as to Bermuda law; and

(i)	Legal Opinion from Wikborg Rein Advokatfirma AS, legal advisers to the Finance Parties as to Norwegian law.

12.
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

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SCHEDULE 3

FORM OF
UTILISATION REQUEST

To:          DNB BANK ASA as Agent

Attn:

Date: [ ]

USD 200,000,000 SENIOR SECURED REVOLVING LOAN FACILITY AGREEMENT DATED 15 MAY 2018 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	USD [ ]

Interest Period:	[ ]

3.	We confirm that on the date of this Utilisation Request each condition specified in Clause 4.2 (Further conditions precedent) is satisfied:

(i)	no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations are true in all material respects.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Loan] / [The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

By:

BORR DRILLING LIMITED

Authorised signatory

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SCHEDULE 4

FORM OF
TRANSFER CERTIFICATE1

To:          DNB BANK ASA as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:          [ ]

USD 200,000,000 SENIOR SECURED REVOLVING LOAN FACILITY AGREEMENT DATED 15 MAY 2018 (THE “AGREEMENT”)

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.5 (Procedure for transfer):

(i)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.5 (Procedure for transfer) together with a proportional interest in the Security Documents.

(ii)	The proposed Transfer Date is [ ].

(iii)	The Facility Office and address and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

1 The execution of this Transfer Certificate alone may not transfer a proportionate share of the Existing Lender’s interest in the security constituted by the Finance Documents in the Existing Lender’s or New Lender’s jurisdiction. It is the responsibility of the New Lender to ascertain whether any other documents are required to perfect a transfer to it of such a share in the Existing Lender’s interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

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THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:
Name:	Name:
Title:	Title:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [    ].

DNB BANK ASA

By:
Name:
Title:

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SCHEDULE 5

FORM OF
COMPLIANCE CERTIFICATE

To:         DNB BANK ASA as Agent

Attn:

Date:     [     ]

USD 200,000,000 SENIOR SECURED REVOLVING LOAN FACILITY AGREEMENT DATED 15 MAY 2018 (THE “AGREEMENT”)

We refer to Clause 20.2 (Provision and contents of Compliance Certificate) of the Agreement. This is a Compliance Certificate. Terms used in this Compliance Certificate have the same meanings as in the Agreement.

The undersigned hereby confirm that the relevant Obligors are in compliance with the financial covenants set out in Clause 21 (Financial covenants), that no Event of Default set out in Clause 24 (Events of Default) has occurred or is threatened and that the representations and warranties set out in Clause 0 (Representations and warranties) are true in all respects.

Enclosed are copies of the [audited consolidated annual financial statements of the Borrower for the financial year ending 31 December [ ] / unaudited consolidated half-year financial statements of the Borrower for the financial half-year ending [ ]] and the relevant calculations demonstrating compliance with financial covenants.

BORR DRILLING LIMITED

By:
Name:

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FINANCIAL COVENANTS

[semi-annual] [year]

BOOK EQUITY RATIO - Clause 21.3 A: Total Book Assets B: Total Book Liabilities C: Book Equity D: Book Equity Ratio ______________ Requirement: D to be minimum 40%	USD USD USD ==>	Compliance: Yes / No
WORKING CAPITAL — Clause 21.4 A: Working Capital B: Current Assets C: Current Liability Requirement A = B - C > 0	USD USD USD ==>	Compliance: Yes / No
MINIMUM LIQUIDITY — Clause 21.5 5.00% of net interest bearing debt A: Free Liquidity Requirement: A to be minimum the higher of (i) USD 50,000,000.- and (ii) 5.00% of net interest bearing debt.	USD USD ==>	Compliance: Yes / No
MINIMUM VALUE — Clause 23.12

Ref. enclosed valuations reports of the Rigs

A:          Average Market Value of the Rigs

B:          Aggregate amount of Loans and any undrawn and uncancelled part of the Facility

Requirement:
A to B at least 175%

	USD USD ==>	Compliance: Yes / No

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SCHEDULE 6

RIGS

Rig	Flag at the date of this Agreement	Owner
“Frigg”	Liberia	Borr Jack-Up I Inc.
“Idun”	Vanuatu	Borr Idun Ltd.
“Norve”	Vanuatu	Borr Jack-Up XIV Inc.
“Prospector 1”	Vanuatu	Prospector Rig 1 Contracting Company S.A.R.L.
“Prospector 5”	Vanuatu	Prospector Rig 5 Contracting Company S.A.R.L.

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SIGNATORIES

The Borrower:

BORR DRILING LIMITED

By:
Name:          [***]
Title:            [***]

The Security Provider:

PROSPECTOR OFFSHORE DRILLING S.A.R.L.

By:
Name:          [***]
Title:            [***]

The Guarantors:

BORR JACK-UP I INC.

By:
Name:          [***]
Title:            [***]

BORR IDUN LIMITED

By:
Name:          [***]
Title:            [***]

BORR JACK-UP XIV INC.

By:
Name:          [***]
Title:            [***]

PROSPECTOR RIG 1 CONTRACTING COMPANY S.A.R.L.

By:
Name:          [***]
Title:            [***]

PROSPECTOR RIG 5 CONTRACTING COMPANY S.A.R.L.

By:
Name:          [***]
Title:            [***]

103/103

The Original Lender, Arranger and Hedging Bank:

DNB BANK ASA

By:
Name:          [***]
Title:            [***]

The Agent:

DNB BANK ASA

By:
Name:          [***]
Title:            [***]